Exhibit (8)(f)(1)

AMENDMENT NUMBER 1 TO THE PARTICIPATION AGREEMENT

AMONG DELAWARE LIFE INSURANCE COMPANY,

DELAWARE LIFE INSURANCE COMPANY OF NEW YORK,

GOLDMAN SACHS VARIABLE INSURANCE TRUST AND

GOLDMAN SACHS & CO. LLC.

THIS AMENDMENT NUMBER 1 (the “Amendment”) to THE AMENDED AND RESTATED PARTICIPATION AGREEMENT made the 27th day of September, 2018, by and among GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the “Trust”), GOLDMAN, SACHS & CO. LLC, a New York limited partnership (the “Distributor”), and DELAWARE LIFE INSURANCE COMPANY, a Delaware corporation, and DELAWARE LIFE INSURANCE COMPANY OF New York, a New York corporation (collectively, the “Company”), on its own behalf and on behalf of each separate account of the Company identified herein (the “Participation Agreement”) is effective as of August 21, 2020.

All capitalized terms not otherwise defined herein are defined in the Participation Agreement.

WHEREAS, the Participation Agreement amends and restates the Prior Agreement (as defined in the Participation Agreement) among the parties relating to existing Contracts that invest in various Classes of Trust Shares;

WHEREAS, the parties wish to correct Schedule 1B to reflect that all Classes of Trust Shares that served as underlying investment vehicles for such existing Contracts under the Prior Agreement, as well as all Classes of Trust Shares that are reflected in the Participation Agreement, are eligible to serve as underlying investment vehicles for Contracts under the Participation Agreement; and

WHEREAS, the parties wish to simplify Schedule 1A and Schedule 1B of the Participation Agreement.

NOW, THEREFORE, the parties agree to amend the Participation Agreement as follows:

1.	Section 1.1 of the Participation Agreement is hereby deleted in its entirety and replaced with the following:

1.1 “Accounts” — all separate accounts of the Company that are registered under the 1940 Act as unit investment trusts and eligible to purchase and sell Trust shares to fund variable annuity contracts or variable life insurance policies.

Exhibit (8)(f)(1)

2.	Section 1.6 of the Participation Agreement is hereby deleted in its entirety and replaced with the following:

1.6 “Contracts” — the class or classes of variable annuity contracts or variable life insurance policies through which interests in the Accounts are offered and issued by the Company, which interests are registered under the 1933 Act.

3.	Sections 1.21 and 1.22 of the Participation Agreement are hereby deleted in their entirety and the remaining sections of Article I are re-numbered accordingly.

4.	Schedule 1A of the Participation Agreement is hereby deleted in its entirety and replaced with Schedule 1A attached hereto.

5.	Schedule 1B of the Participation Agreement is hereby deleted in its entirety and replaced with Schedule 1B attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the effective date set forth above.

GOLDMAN SACHS VARIABLE INSURANCE TRUST (Trust)		DELAWARE LIFE INSURANCE COMPANY (Company)

By:	/s/ Jesse Cole	By:	/s/ Dale Uthoff
Name:	Jesse Cole	Name:	Dale Uthoff
Title:	Managing Director	Title:	Authorized Signer

GOLDMAN SACHS & CO. LLC (Distributor)		DELAWARE LIFE INSURANCE COMPANY OF NEW YORK (Company)

By:	/s/ Marci Greene	By:	/s/ Dale Uthoff
Name:	Marci Greene	Name:	Dale Uthoff
Title:	Managing Director	Title:	Authorized Signer

Exhibit (8)(f)(1)

Schedule 1A

All Separate Accounts of the Company Registered under the 1940 Act as

Unit Investment Trusts

Schedule 1B

All Series and Classes of Trust Shares, including Institutional, Service, and Advisor Shares, are available for all variable annuity contracts and variable life insurance policies through which interests in the Accounts are offered and issued by the Company, which interests are registered under the 1933 Act

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